                                                                    Exhibit 99.1

















                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES


                              FINANCIAL STATEMENTS


                       MARCH 31, 1999 AND MARCH 31, 2000

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES

                         INDEX TO FINANCIAL STATEMENTS
                       March 31, 1999 and March 31, 2000



DESCRIPTION                                                                PAGE
-------------------------------------------------------------------------------

Accountant's Report                                                           3

Combined and Consolidated Balance Sheets                                    4-5

Combined and Consolidated Statements of Income                                6

Combined and Consolidated Statements of Cash Flows                            7

Combined and Consolidated Statements of Stockholders' Equity                  8

Notes to the Combined and Consolidated Financial Statements                9-13

                            ALEX N. CHAPLAN & ASSOCIATES
                             Certified Public Accountant              Member
ALEX N. CHAPLAN, C.P.A.   23622 Calabasas Road, Suite 107A          Society of
                             Calabasas, California 91308            California
                          (818) 591-1901 FAX (818) 222-0727         Accountants



To the Board of Directors and Stockholders
Whitehall Limited, Inc.
FKA Cambridge Universal Corporation

In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Whitehall Limited, Inc. at March 31, 1999 and March 31, 2000 and the results of its operations and its cash flows for the fiscal years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.

Included herein, we have combined the financial information for Whitehall Homes, Inc. and affiliated corporations (nine corporations) for the period from April 1, 1998 to December 31, 1998 with the consolidated financial information for the period from January 1, 1999 to March 31, 1999 for purposes of comparing fiscal years March 31, 1999 with March 31, 2000.

We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for the opinion expressed above.



/s/ Alex N. Chaplan & Associates
--------------------------------
Alex N. Chaplan & Associates
July 11, 2000

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                         AS OF MARCH 31, 1999 AND 2000



                                     ASSETS

                                                                            March 31,
                                                                   ---------------------------
                                                                      1999             2000
                                                                   ----------      -----------

ASSETS
                Cash in Banks                                      $  149,101      $   580,035
                Due to affiliated companies                           132,381          145,546
                Due from Stockholders                                       0          466,323
                Investments (At Cost)                                       0          165,114
                                                                   ----------      -----------

                        TOTAL CURRENT ASSETS                          281,482        1,357,018
                                                                   ----------      -----------

CONSTRUCTION COSTS IN PROGRESS
                Land and development costs                          3,988,956        1,537,095
                Homes under construction and furnished models       3,430,033        5,404,379
                                                                   ----------      -----------

                        TOTAL CONSTRUCTION COSTS IN PROGRESS        7,418,989        6,941,474
                                                                   ----------      -----------

PROPERTY AND EQUIPMENT
                Office land and building                              866,241        1,466,241
                Office furniture and fixtures                          57,253           55,553
                Construction equipment                                 78,880           96,862
                Vehicles                                               13,713           86,018
                                                                   ----------      -----------
                        TOTAL                                       1,016,087        1,704,674
                Less: Accumulated Depreciation                          9,190           53,962
                                                                   ----------      -----------

                        TOTAL PROPERTY AND EQUIPMENT                1,006,897        1,650,712
                                                                   ----------      -----------

OTHER ASSETS
                Deposit on lot                                         50,000           63,748
                Prepaid model lease                                    79,922           79,990
                Miscellaneous                                           5,890            4,600
                Sales office and model furnishings                          0          109,368
                                                                   ----------      -----------

                        TOTAL OTHER ASSETS                            135,812          257,706
                                                                   ----------      -----------

                        TOTAL ASSETS                               $8,843,180      $10,206,910
                                                                   ==========      ===========

The accompanying notes are an integral part of these financial statements.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                         AS OF MARCH 31, 1999 AND 2000

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                             March 31,
                                                                                   ------------------------------
                                                                                       1999               2000
                                                                                   -----------       ------------

LIABILITIES
                Accounts payable-trade                                             $   488,618       $  1,120,868
                Notes payable to banks                                                 389,942            410,874
                Note payable (secured by office building)                              364,480            353,054
                Notes payable - other                                                  300,000            300,000
                Land and development loans                                             487,500             72,100
                Construction loans payable                                           1,534,437          3,072,931
                Due to affiliated companies                                            299,619                  0
                Customers' deposits                                                    533,679          1,244,207
                Due to stockholder                                                      84,477            172,266
                                                                                   -----------       ------------

                         TOTAL LIABILITIES                                           4,482,752          6,746,300
                                                                                   -----------       ------------

NOTES PAYABLE -STOCKHOLDERS                                                          2,500,000          1,843,481
                                                                                   -----------       ------------

STOCKHOLDERS' EQUITY
                Preferred stock $.10 par value authorized, 100,000,000 shares
                   issued shares - none                                                      0                  0
                Common stock; $.10 par value authorized, 500,000,000 shares
                   issued and outstanding 8,946,000 shares                             894,600            894,600
                Paid in capital                                                      1,170,027          1,170,027
                Retained earnings (deficit)                                           (204,199)          (447,498)
                                                                                   -----------       ------------

                         TOTAL STOCKHOLDERS' EQUITY                                  1,860,428          1,617,129
                                                                                   -----------       ------------

                         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 8,843,180       $ 10,206,910
                                                                                   ===========       ============


The accompanying notes are an integral part of these financial statements.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                 COMBINED AND CONSOLIDATED STATEMENT OF INCOME
               FOR THE FISCAL YEARS ENDED MARCH 31, 1999 AND 2000


                                                                       March 31,
                                                            -----------------------------
                                                                1999              2000
                                                            -----------       -----------

INCOME
                Sales of homes and lots                     $ 3,847,973       $ 8,582,410
                Management fees                                 239,944             7,600
                Real estate commissions                          72,777            13,654
                Interest income                                   9,925            15,897
                Other                                           202,852           153,853
                                                            -----------       -----------

                         TOTAL INCOME                         4,373,471         8,773,414
                                                            -----------       -----------

COST OF HOMES AND LOTS                                        2,773,813         7,218,735
                                                            -----------       -----------

                         NET INCOME
                         (BEFORE OPERATING EXPENSES)          1,599,658         1,554,679
                                                            -----------       -----------

OPERATING EXPENSES
                Selling and General                             622,538           542,243
                Personnel                                       540,741           531,558
                Office                                          219,447           394,935
                Real estate commissions                         134,478           208,752
                Interest Expense                                172,202           126,657
                                                            -----------       -----------

                         TOTAL OPERATING EXPENSES             1,689,406         1,804,145
                                                            -----------       -----------

                         NET (LOSS)                         $   (89,748)      $  (249,466)
                                                            ===========       ===========

                         NET (LOSS) PER COMMON SHARE        $  (0.01003)      $  (0.02789)
                                                            ===========       ===========


The accompanying notes are an integral part of these financial statements.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
               COMBINED AND CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE FISCAL YEARS ENDED MARCH 31, 1999 AND 2000


                                                                                            March 31,
                                                                                 -----------------------------
                                                                                     1999              2000
                                                                                 -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES
                Net (Loss)                                                       $   (89,748)      $  (249,466)
                                                                                 -----------       -----------
                Adjustments to reconcile net (loss) to net cash provided by operating activities:
                Depreciation                                                          42,288            44,772
                Increase/(decrease) in:
                              Land and development costs                             234,300         2,451,861
                              Homes under construction and furnished models       (1,328,782)       (1,974,346)
                              Customer deposits                                       25,859           710,528
                              Accounts payable and accrued liabilities               146,756           632,250
                              Property and equipment                                  10,840          (688,587)
                              Other assets                                           (71,488)         (121,894)
                              Due from/to affiliates                                 112,627          (312,784)
                              Due from stockholders                                        0          (378,534)
                              Deconsolidation - U-Store It                                 0            18,796
                                                                                 -----------       -----------

                                       TOTAL ADJUSTMENTS                            (827,600)          382,062
                                                                                 -----------       -----------

                                       NET CASH PROVIDED (USED) BY
                                         OPERATING ACTIVITIES                       (917,348)          132,596
                                                                                 -----------       -----------


CASH FLOWS FROM INVESTING ACTIVITIES
                Net Cash provided by investing activities                                  0          (165,114)

NET CASH PROVIDED BY FINANCING ACTIVITIES
                   Land and development loans                                         (9,792)         (415,400)
                   Construction loans                                              1,056,111         1,538,494
                   Notes payable                                                     (90,156)            9,506
                   Stockholder loans                                                 150,612          (669,148)
                   Distribution to stockholders                                     (226,863)                0
                                                                                 -----------       -----------


                                       NET CASH FLOWS PROVIDED BY INVESTMENT
                                         AND FINANCING ACTIVITIES                    879,912           463,452
                                                                                 -----------       -----------

                                       NET INCREASE (DECREASE) IN CASH               (37,436)          430,934

                                       NET CASH - BEGINNING OF PERIOD                186,537           149,101
                                                                                 -----------       -----------

                                       NET CASH - END OF PERIOD                  $   149,101       $   580,035
                                                                                 ===========       ===========


The accompanying notes are an integral part of these financial statements.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
          COMBINED AND CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE FISCAL YEARS ENDED MARCH 31, 1999 AND 2000


                                                                               Common Stock           Capital in         Retained
                                                                         ---------------------         Excess of         Earnings
                                                                           Shares       Amount         Par Value         <Deficit>
                                                                         ---------     --------      ------------      ------------

Balance-April 1, 1998 (Nine Corporations)                                    6,900     $  6,900      $ 1,164,110       $   (907,003)
    Add:        Stockholders capital contribution                                                        110,431
    Less:       Stockholders profit distribution under Sub-
                   Chapter S of the Internal Revenue Code                                                                  (337,294)
                Net Income<Loss> for the nine months
                   ended December 31, 1998                                                                                  (75,997)
                                                                         ---------     --------      ------------      ------------
Balance-December 31, 1998 - Nine corporations (before
    sale of assets and liabilities to Whitehall Homes II, Inc.)              6,900     $  6,900      $  1,274,541      $ (1,320,294)
    Add:        Increase to fair value, assets, and liabilities of
                   nine corporations sold to Whitehall Homes II,
                   Inc.-as of January 1, 1999                                                           4,413,031
    Less:       Note payable-stockholders                                                              (2,500,000)
                Common stock retired-nine corporations                      (6,900)      (6,900)       (1,313,394)        1,320,294
                                                                         ---------     --------      ------------      ------------
Balance-January 1, 1999-Whitehall Homes II, Inc.                                 0            0         1,874,178                 0
                                                                         =========     ========      ============      ============

WHITEHALL LIMITED, INC., FKA CAMBRIDGE UNIVERSAL CORPORATION:
Balance-January 1, 1999                                                  7,100,000      190,448      $          0      $   (190,448)
    Less:       Reverse stock split-1 share for each 3 shares
                    outstanding                                          4,733,333
                                                                         ---------     --------      ------------      ------------
                                                                         2,366,667      190,448                 0          (190,448)
    Add:        Common stock issued to acquire Whitehall
                   Homes II, Inc., effective January 1, 1999             4,608,268                      1,874,179
                Common stock issued to the family of the
                   major stockholders                                      537,109
                Common stock issued to complete acquisition
                   of Whitehall Homes II, Inc. as authorized by
                   the Board of Directors:
                              Consulting Fees                            1,350,000
                              Employees                                     57,500
                              Sub-Contractors                               40,000
                              Homes Buyers                                  15,400
    Less:       Unreconciled Shares                                        (28,944)
                Net <Loss> for the three months ended March
                   31, 1999                                                                                                 (13,751)
                To adjust from no par common stock to $.10 par
                   value common stock                                                   704,152          (704,152)
                                                                         ---------     --------      ------------      ------------
Balance-March 31, 1999                                                   8,946,000      894,600         1,170,027          (204,199)
                                                                         ---------     --------      ------------      ------------

    Add:        U-Store It-Adjustment for deconsolidation                                                                     6,167
                Net <Loss> For The Fiscal Year Ended March
                   March 31, 2000                                                                                          (249,466)
                                                                         ---------     --------      ------------      ------------

Balance-March 31, 2000                                                           0     $      0      $          0      $   (243,299)
                                                                         =========     ========      ============      ============


The accompanying notes are an integral part of these financial statements

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    AS OF MARCH 31, 1999 AND MARCH 31, 2000


NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Consolidation:

         The Combined and Consolidated Financial Statements included the accounts of Whitehall Homes, Inc. and Affiliated Companies and the company and its wholly owned subsidiary, Whitehall Homes II, Inc. after elimination of all significant inter-company accounts and transactions:

         On June 17, 1999, the closing date, but effective January 1, 1999, Whitehall Homes II, Inc. entered into a definitive agreement to acquire all of the outstanding capital stock of Whitehall Homes, Inc., U-Store It, Inc., Whitehall Homes at Avalon, Inc., Bermuda Development Corporation, Whitehall Associates, Inc., Fairway Lakes Homes, Inc., Whitehall Homes at Maple Hammock, Inc., Whitehall Management, Inc., and Beekman Village Development Corporation. The agreed purchase price consists of a promissory note in the amount of $2,500,000 bearing interest at the rate of seven percent (7%) per annum, all interest and principal paid in seven (7) years from the date of execution and delivery; and (b) the issuance of the common stock of Whitehall Homes II, Inc.

         The Stockholders of Cambridge Universal Corporation met on June 17, 1999 and approved the following resolutions and actions of their Board of
Directors:

         1. Approved a reverse stock split of 1 common share for each 3 common shares outstanding.

         2. Approved the exchange of 4,608,268 of post reverse stock split shares for all the issued and outstanding common shares of Whitehall Homes II, Inc. thereby making Whitehall Homes II, Inc. a wholly owned subsidiary.

         3. Approved the change of the corporate domicile from the state of Colorado to the state of Florida.

         4. Approved the company name change from Cambridge Universal Corporation to Whitehall Limited, Inc.

         5. Approved the effective date of these resolutions to be retroactive to January 1, 1999.

         As a result of the above actions by the Stockholders and Board of Directors, the Corporation's financial statements were prepared as combined and consolidated financial statements for the fiscal year ended March 31, 1999 to conform to the parent company fiscal year of March 31, 1999.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    AS OF MARCH 31, 1999 AND MARCH 31, 2000



NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Effective, January 1, 1998, the original sale of Whitehall Homes, Inc. and eight corporations to Whitehall Homes II, Inc., contained a fair market value of $4,413,032. Upon further review by management, it was concluded that the booked valuations were correct in total, but were inadvertently allocated to two properties. The land value for Bermuda Development Corporation was overvalued by $600,000 and the corporate office property was undervalued by a similar amount. Management has corrected the books and records as of March 31, 2000.

         Property and Equipment is depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance, repairs, renewals, and betterments, which do not materially prolong useful lives of the assets are charged to income as incurred. The cost of property retired or sold and the related accumulated depreciation is removed from the accounts and any gain or loss from sales is recorded as income.

NOTE 2 - DESCRIPTION OF THE BUSINESS

         Whitehall Homes, Inc. and Affiliated Companies were originally formed in 1985 by the major stockholders to develop land and construct single family and/or multi family housing either in their own affiliated companies or in joint ventures with others. All project cost are recorded on a specific job basis. All properties are carried at the lower of carrying amount or fair value less cost to sell. Project costs of real estate projects may be direct or indirect. Direct costs that are related to the acquisition development, and construction of a real estate project are capitalized as project costs. Indirect costs or real estate projects that can be identified clearly to specific projects under development or constructions are capitalized as project costs, or allocated to several real estate projects under development or construction on a reasonable basis. Indirect cost on real estate projects not under development or construction are expensed as incurred, including general and administrative expenses.

NOTE 3 - INVESTMENTS

         The Company has invested excess working capital in short term securities during this period in the amount of $165,114. These short term securities are readily convertible to known amounts of cash and present insignificant risk of changes in value because of changes in interest rates.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    AS OF MARCH 31, 1999 AND MARCH 31, 2000



NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:

NOTE 4-DEBT

         The Companies were indebted to various lending institutions as follows:


                                                                        March 31,
                                                                ----------      ----------
                                                                   1999            2000
                                                                ----------      ----------

Land and Land Development Loans-secured by land and
Land improvements prior to building activities:
    Bermuda Development Corp.-Interest @1% to 1.50%
        over prime rate                                         $  310,000          40,000
    Whitehall Homes at Avalon, Inc. Interest @1.00 over
        prime rate                                                 177,500          32,100
                                                                ----------      ----------
                                                                $  487,500      $   72,100
                                                                ==========      ==========

Construction Loans-secured by specific homes under
    construction, interest at 1.00% to 1.50% over prime
    rate, maximum loans may net exceed $3,087,400 at
    March 31, 1999 and March 31, 2000                           $1,534,437       3,072,931

Notes Payable:
Secured by mortgage on land and buildings, interest at
    1.50% over prime rate.  Payable on a 20 year schedule,
    all due and payable on February 26, 2006                       364,480         353,054
Installment Notes-secured by computer equipment and
    loader, due April 2002                                          48,125               0
Secured by mortgage on U-Store It, Inc. land, payable to
    three individuals upon sale. Interest at 12.00%                300,000         300,000
Unsecured line of credit payable to bank, interest @1.50%
    over prime rate guaranteed by stockholders                      41,818         110,874
Unsecured note; interest @1% over prime rate                       200,000         200,000
Unsecured note; interest @2.25% over prime rate; due
    September 2, 1999 renewed to September 2, 2000                 100,000         100,000
                                                                ----------      ----------
                                                                $1,054,423      $4,208,959
                                                                ==========      ==========


                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    AS OF MARCH 31, 1999 AND MARCH 31, 2000



NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:

NOTE 5-NOTE PAYABLE-STOCKHOLDERS

         The original agreement with Whitehall Homes, Inc. and eight other corporation and Whitehall Homes II, Inc. to purchase at estimated fair value, their assets less liabilities in exchange for commons tock of Whitehall Homes II, Inc., will be amended to adjust for the following:

         1. The corporation known as U-Store It, Inc. (A Florida Corporation), will be returned to the major stockholders since the nature of its business is inconsistent with the primary business of the Company.

         2. As of January 1, 1999, the Company acquired U-Store It, Inc. for the following net assets at estimated fair value:


                     Cash in bank                                $    19,540
                     Accounts and Notes Receivable                   142,834
                     Land and Development Costs                    1,023,024
                                                                 -----------
                     Total Assets (at fair value)                                    1,185,398

                     Less: Notes and Loans Payable                   471,250
                               Customer's Deposit                     45,000           516,250
                                                                 -----------         ---------
                                Net Assets                                           $ 669,148
                                                                                     =========


The Company charged the major stockholders' Note Payable - Stockholders in the amount of $669,148. In addition, the Net <Loss> of U-Store It, Inc. was eliminated from the income statement for the fiscal year ended March 31, 2000 and the loss was credited to retained earnings in the amount of $6,167.

                            WHITEHALL LIMITED, INC.
                    FKA CAMBRIDGE UNIVERSAL CORPORATION AND
                 WHITEHALL HOMES, INC. AND AFFILIATED COMPANIES
                    AS OF MARCH 31, 1999 AND MARCH 31, 2000



NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:


NOTE 6 - INCOME TAXES

         The former stockholders of the companies had elected to be taxed under the provisions of Sub Chapter "S" of the United States Internal Revenue Code and as a result, the Corporation was not liable for Federal Income Taxes in prior years. The current period required no provision for federal or state income taxes due to its net operating losses.


NOTE 7 - PERVASIVENESS OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumption that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 8 - COMMITMENTS AND CONTINGENCY

         Whitehall Limited, Inc. and its wholly owned subsidiary Whitehall Homes II, Inc. have secured various lines of credit with financial institutions. The major stockholders have guaranteed certain loans and/or assigned a life insurance policy as security.